Exhibit 7 (d)

BlackRock FundsSM

Appendix B to Custodian

Agreement dated as of October 4, 1989

The Fund hereby appoints Bank to act as custodian of the securities, cash and other property belonging to the additional Portfolios listed below (“Additional Portfolios”) for the period and on the terms set forth in this Agreement. Bank accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Paragraph 21 of this Agreement. Bank agrees to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder.

The additional Portfolios are as follows:

Government Income Portfolio

International Bond Portfolio

Virginia Municipal Money Market Portfolio

New Jersey Municipal Money Market Portfolio

New Jersey Tax-Free Income Portfolio

Core Bond Total Return Portfolio

Multi-Sector Mortgage Securities Portfolio III

Mid-Cap Value Equity Portfolio

Mid-Cap Growth Equity Portfolio

BlackRock Strategic Portfolio I

BlackRock Strategic Portfolio II

International Opportunities Portfolio

U.S. Opportunities Portfolio

GNMA Portfolio

Delaware Tax-Free Income Portfolio

Kentucky Tax-Free Income Portfolio

High Yield Bond Portfolio

Multi-Sector Mortgage Securities Portfolio IV

Global Science & Technology Opportunities Portfolio

European Equity Portfolio

Asia Pacific Equity Portfolio

Core Equity Portfolio

Global Communications Portfolio

Core Plus Total Return Portfolio

Small Cap Core Equity Portfolio

Enhanced Income Portfolio

Ultrashort Municipal Portfolio

Release. “BlackRock Funds” and “Trustees of BlackRock Funds” refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated December 22, 1988 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Fund. The obligations of “BlackRock Funds” entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Fund personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Fund must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Fund.

Agreed to and accepted as of February     , 2004:

BlackRock FundsSM

By:
Name:
Title:

PFPC Trust Company

By:
Name:
Title: